EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference as of the 23rd day of July, 2014 between ORGENESIS MARYLAND INC., a corporation with offices at Germantown Innovation Center, 20271 Goldenrod Lane, Germantown, MD 20876, USA (the “Company) and SCOTT CARMER, an individual having an address of 4817 Essex Ave., Chevy Chase, Maryland, United States (the “Executive”).

The Company is engaged in the business of research and development of treatment and solutions for diabeties. The Company has offered to employ the Executive on the following terms and conditions and in consideration of those promises and the sum of Fifty ($50.00) Dollars, the Executive agrees to the following terms and conditions of employment.

1.	EMPLOYMENT, TERM, POSITION AND DUTIES

1.1

Position. Effective July 1, 2014 (the “Start Date”), the Executive will serve as the Chief Executive Officer (“CEO”) of the Company and in such other related capacity as the Company may from time to time reasonably require.

(a)

The Executive will also serve as a member of the Company’s board of directors (the “Board”), at the discretion of Orgenesis, Inc., a Nevada company that is the parent company (the “Parent”) of the Company.

(b)

The Company and the Executive agree that the Executive will work on a full time basis until the Compensation Date (as defined in section 2.1(a) below). After the Compensation Date the Executive will work on a part time (50%) basis or such other portion of full time work as is agreed between the Company and the Executive for a period of six months and thereafter gradually increase to full time as requested by the Board.

1.2	Term. The Executive’s employment with the Company will commence on the Start Date and will continue indefinitely unless terminated sooner pursuant to Article 5 of this Agreement.

1.3	Duties. The Executive will perform such duties as are regularly and customarily performed by the CEO of a company, including but not limited to, being accountable and responsible for:

	(a)	overall direction, strategy, research, development and operations of the Company, including fundraising and regulatory compliance;

	(b)	work in close partnership with research, clinical, regulatory and manufacturing functions to successfully bring Parent’s products to market;

	(c)	representing the Parent’s interests in the United States; and

	(d)	helping to commercialize the products of the Company and the Parent.

1.4	Reporting. The Executive will report to and take directions from the CEO of the Parent, the Board, or such other person as the Board may designate from time to time.

1.5	Time and Efforts. During the Executive’s employment with the Company, the Executive will:

	(a)	diligently, honestly and faithfully serve the Company and use his best efforts to promote and advance the interests of the Company;

	(b)	devote significant time and effort and attention to the business and affairs of the Company, its affiliates and subsidiaries;

	(c)	perform his duties in accordance with applicable laws and in accordance with the Company’s policies and procedures as established and updated by the Company from time to time; and

	(d)	not be engaged, employed or associated with any other business venture without the written consent of the Board.

1.6

Fiduciary Obligations. The Executive acknowledges that as CEO of the Company, he is an officer and fiduciary of the Company and occupies a position of trust and confidence and that he will develop and acquire wide experience and knowledge on all aspects of the Company’s business. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Executive will observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest, and will not assume any fiduciary obligations to any other entity without the approval of the Company. Notwithstanding the foregoing and provided that the same shall not otherwise constitute a breach of Executive’s obligations or covenants hereunder or impair or materially interfere with the performance of Executive’s responsibilities hereunder, Executive shall be free to engage in other civic, political and social activities, perform speaking engagements, and manage his personal passive investments, provided that such activities do not materially interfere with his obligations to the Company, and are not rendered for a company which transacts business with the Company or engages in business competitive with that conducted by the Company.

2.	COMPENSATION & BENEFITS

2.1	Salary.

(a)

The Executive agrees that for the approximately 3 months of consulting/employment the Executive assisted the Company up to the Start Date, the Executive will earn no compensation for his efforts. Salary will commence accruing on the Start Date. The Executive will defer receipt of all compensation until the Compensation Date, which date is the earlier of:

(i) six (6) months from the Start Date; or

(ii) the Company raising $5,000,000 in funding commencing on the Start Date.

(b)

Commencing on the Compensation Date and retroactive to three months after the Start Date, the Company will pay the Executive the sum of $250,000 USD gross, per annum (the “Base Salary”). The Base Salary will be paid monthly, in advance, on the fifth (5th) day of each month (“Pay Dates”), starting on the 5th day of the month after the Compensation Date. Payment of deferred compensation accrued from the Start Date to the Compensation Date (the “Deferred Compesation”) will be made as to one twelfth of the Deferred Compensation on each of the 12 Pay Dates commencing on the first Pay Date.

(c)	The Base Salary will be pro-rated as required when the Executive works on a part time basis.

2.2

Bonus. The Executive will be eligible to earn a bonus of up to $100,000 per annum at the absolute discretion of the Board upon achievement of the Company work plan (the “Work Plan Bonus”). In addition to the Work Plan Bonus, the Executive will be entitled to a further bonus upon the Executive’s achievement of special goals including approval of an IND by 2015, the beginning of clinical trials in the United States, or his raising financing above $10 million.

2.3

Equity: If the Executive remains employed as CEO of the Company for a period of four (4) years from the Start Date, the Executive will be eligible to earn a 3% equity share of the Parent, three quarters of one (3/4%) percent at the end of each completed year. The equity will be calculated as 3% of the number of common shares issued and outstanding in the Parent as at the date of execution of this Agreement. The Company may change the structure of the equity shares issuances above, to options or an alternative tax efficient structure at the Executive’s request.

2.4

Expenses. The Company will reimburse the Executive for expenses reasonably and properly incurred by him in the performance of his duties and responsibilities under this Agreement, in accordance with a budget that will be pre-approved by the Board.

2.5

Vacations. The Executive will be entitled to 4 weeks paid vacation each calendar year to be taken at such time or times as the Executive may select and as the Board may reasonably approve, having regard to the business affairs and operations of the Company.

2.6	D & O Insurance. The Company will provide the Executive with Directors and Officers insurance.

3.	CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

3.1	Confidential Information.

(a)

The Executive hereby acknowledges that as an employee of the Company, the Executive will acquire information, whether or not originated by the Executive, about certain matters which are confidential or proprietary to the Company. These matters include but are not limited to, books of business, ideas, techniques, processes, know-how, trade and business secrets, data, computer software, lists of names and addresses of present and prospective customers and clients, details, including terms, of verbal and written contracts between the Company and its customers and clients, lists of suppliers, marketing and business plans, forecasts, personnel and financial information, internal pricing and cost information, services and operational manuals, future plans and strategies of the Company that have been or are being discussed and confidential information belonging to third parties which the Company has an obligation to hold in confidence (collectively the “Confidential Information”).

(b)

The Executive hereby acknowledges and agrees that all Confidential Information is the exclusive property of the Company. The Executive further acknowledges that the Confidential Information could be used to the detriment of the Company and that disclosure of the Confidential Information could cause irreparable harm to the Company. Accordingly, the Executive agrees to treat confidentially all of the Confidential Information and not to disclose it to any third party or to use it for any purpose either during the Executive’s employment (except as may be necessary for the proper discharge of the Executive’s duties and for the benefit of the Company), or for period of three (3) years after termination of employment (whether such termination is occasioned by the Executive, by the Company with or without cause, or by mutual agreement), except with the written permission of the Company.

(c)

All notes, data, tapes, compact discs, reference items, sketches, drawings, memoranda, records, diskettes and other materials, whether in hard copy or on electronic media, in any way relating to any of the Confidential Information, produced by the Executive or coming into the Executive’s possession by or through the Executive’s employment, will belong exclusively to the Company. The Executive agrees to turn over to the Company all copies of any such materials in the Executive’s possession or control, immediately at the request of the Company or, in the absence of a request, on the termination of the Executive’s employment with the Company.

3.2	Intellectual Property.

(a)

For the purpose of this section Developments means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i) result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

(ii)	are conceived or made by the Executive (individually or in collaboration with others) during the term of the Executive’s employment by the Company;

(iii)	result from or derive from the use or application of the resources of the Company; or

(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company.

(b)

The Executive agrees that all Developments will be the exclusive property of the Company and that the Company will have sole discretion to deal with Developments. The Executive agrees that no intellectual property rights in the Developments are or will be retained by the Executive. For greater certainty, all work done during the term of the Executive’s employment for the Company is the sole property of the Company, as the first author for copyright purposes and in respect of which all copyright will vest in the Company.

(c)

In consideration of the compensation and Employee Benefits the Executive receives under the terms of this Agreement, the Executive irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein, including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in the United States and worldwide to the Company and the Executive will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(d)

The Executive agrees to do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of employment, the Executive will provide that cooperation so long as the Company pays the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

4.	NON-COMPETITION AND NON-SOLICITATION

4.1

Non-Competition. While the Executive is employed by the Company and for a period equal to the employment period for which the Executive was paid in full following the termination of the Executive’s employment for any reason, the Executive covenants and agrees not to become engaged, directly or indirectly, as an employee, consultant, partner, principal, agent or advisor in a business anywhere that competes directly with the Company, without the Company’s written consent. The Executive acknowledges that the market for the Company’s technologies is global and as such, this restriction is reasonable.

4.2

Non-Solicitation. While employed by the Company and for a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason, the Executive covenants and agrees not to directly or indirectly contact or solicit any Client or Customer of the Company with whom the Executive had direct contact as a result of providing employment services under this Agreement, for a purpose which includes or results in terminating their relationship with the Company. For the purpose of this section, “Client or Customer” includes anyone whom the Executive dealt directly with as an actual or potential client or customer of the Company.

4.3

Non-Solicitation of Employees. While employed by the Company and for a period of twelve (12) months immediately following the termination of employment for any reason, the Executive covenants and agrees not to directly or indirectly solicit, or induce, or attempt to induce, any persons who were employees of the Company at the time of the Executive’s termination or during a period of 90 days immediately preceding such termination, to terminate their employment with the Company.

4.4

Other Activities. The Employee may act as an advisor to other companies that do not compete with the business of the Company while the Employee is employed with the Company, provided that if the Employee has full time employment with the Company, the Company must pre-approve the Employee’s advisory role, and such approval may be witheld in the Company’s absolute discretion.

5.	TERMINATION

5.1

Resignation. The Executive may resign from the Company at any time, by giving the Company sixty (60) days prior written notice. The Company may waive such notice in whole or in part at its sole discretion and if the Company waives all or part of the notice of resignation given by the Executive prior to the expiry of the notice period, the Company will pay to the Executive an amount equal to the Base Salary for the balance of the notice period. If the Executive resigns without good reason, he will not be entitled to any payment in respect of severance, nor will he be entitled to any bonus payments in respect of the year in which the resignation takes effect. “Good reason” means constructive dismissal or being completely frustrated from accomplishing his job.

5.2

Just Cause. In this Agreement, “Just Cause”means (a) consistent failure of the Executive to perform his obligations according to the terms hereof after the Company has give the Executive reasonable notice of such failure and a reasonable opportunity to correct such failure; (b) the Executive’s act or credible allegation of breach of trust, theft, fraud, embezzelment or other act of dishonesty or a crime of violence; or (c) a breach or threatened breach by the Executive of his fiduciary duty to avoid conflict and act in the best interests of the Company.

5.3	Company’s Right to Terminate for Just Cause. Notwithstanding any other provision in this agreement, the Company may terminate the employment of the Executive at any time for Just Cause.

5.4

Termination Without Just Cause. The Company may terminate the Executive’s employment at any time without Just Cause, by providing the Executive with notice in accordance with the laws of the State of Maryland.

5.5

Deemed resignation as Director. Unless otherwise agreed to by the Company, the Executive will be deemed to have resigned from all offices and directorships of the Company and its affiliates effective the last date of the Executive’s employment with the Company.

6.	GENERAL

6.1	Obligations Continue. The Executive’s obligations under Articles 0 and 4 will remain in full force and effect notwithstanding termination of this Agreement for any reason.

6.2	Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.

6.3

Compliance with Policies and Laws. The Executive agrees to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction in which the Company does business.

6.4

Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the state of Maryland and each of the parties hereby irrevocably attorns to the jurisdiction of the courts of Maryland with respect to any disputes arising out of this Agreement.

6.5

Notices. Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served seventy two (72) hours after the time of posting, and if by electronic transmission, upon successful transmission.

6.6

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

6.7

Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

6.8

Assignment of Rights. The Company will have the right to assign this Agreement to another party. The Executive shall not assign the Executive’s rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement, without the prior express written consent of the Company, which consent may be withheld at the Company’s sole discretion.

6.9

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

6.10	Currency. Unless otherwise specified herein all references to dollar or dollars are references to United States dollars.

6.11

Further Assurances. Each of the Executive and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as required for the purposes of giving effect to this Agreement.

6.12

Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed will together constitute one original document, and such parts, if more than one, will be read together and construed as if all the signing parties had executed one copy of the said Agreement.

6.13	Headings. The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

6.14

Legal Advice. The Executive acknowledges and agrees that the Executive has had the opportunity to seek, and has not been prevented or discouraged by the Company from seeking, independent legal advice prior to the execution and delivery of this Agreement by the Executive.

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this agreement as of the 23rd day of July, 2014.

ORGENESIS MARYLAND, INC.

Per: /s/ Vered Caplan
      Authorized Signatory

SIGNED by Scott Carmer in the presence	)
of:	)
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Signature	)
	)	/s/ Scott Carmer
Print Name	)	Scott Carmer
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Address	)
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Occupation	)